Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Announces Positive Results from Secondary

Endpoints from Phase 2 LEADERSHIP Trial in BPS/IC and Reports

Second Quarter 2015 Financial Results

Vancouver, British Columbia - August 6, 2015 - (GLOBE NEWSWIRE) — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today announced results from secondary endpoints from its Phase 2 LEADERSHIP trial with AQX-1125 in patients with bladder pain syndrome/interstitial cystitis (BPS/IC). Aquinox also provided a general business update and reported financial results for the second quarter ending June 30, 2015.

“Consistently positive results from multiple secondary endpoints have strengthened our confidence in further development of AQX-1125 for BPS/IC,” said Mr. David Main, President and CEO of Aquinox. “The encouraging effect of AQX-1125 observed on the primary endpoint of reduction in pain together with several statistically significant secondary endpoints, underscore the potential of AQX-1125 as a once daily, oral therapy for this debilitating disease.”

“We believe the next steps for AQX-1125 in BPS/IC include finalizing our pivotal trial designs in consultation with the appropriate regulatory authorities, including the FDA and EMA, to set a path to potential approval,” added Mr. Main.

Aquinox will host a conference call and live webcast on Thursday, August 6th, 2015 at 4:45 PM (ET) / 1:45 PM (PT) presenting additional results from the LEADERSHIP trial. Presentation slides will accompany the webcast and will be posted to the Aquinox website following completion of the call.

Conference Call and Webcast Details:

Date: Thursday, August 6th, 2015

Time: 4:45 PM (ET) / 1:45 PM (PT)

Toll-free: (866) 357-7878

International: (315) 625-3088

Conference ID: 96372657

Webcast URL: http://edge.media-server.com/m/p/4b67r6k9

The live webcast may be accessed through the “Events & Presentations” page in the “Investor Relations” section of the company’s website at www.aqxpharma.com. The archived webcast will also be available on Aquinox’s website approximately two hours after the event and will be available for replay for at least 30 days after the event.

Business Highlights

Announced Encouraging Results from LEADERSHIP, a Phase 2 clinical trial of AQX-1125 in bladder pain syndrome/interstitial cystitis (BPS/IC). Aquinox reported top line results from its LEADERSHIP trial on June 25, 2015 did not reach statistical significance in its primary endpoint, but did demonstrate an encouraging trend in pain reduction for patients treated with AQX-1125 compared to placebo. The LEADERSHIP trial also demonstrated a high proportion of patients (49%) having achieved a clinically meaningful improvement in pain (2 points or greater on an 11-point NRS scale) as compared to placebo (34%).

Positive results from secondary endpoints, which included a statistically significant 1.3 point greater reduction over placebo on maximum daily pain at six weeks (p = 0.030) and a statistically significant 4.4 point greater reduction over placebo on the O’Leary Sant Symptom Scale at six weeks compared to placebo (p = 0.008), support further development of AQX-1125 in BPS/IC.

Approaching Top Line Data in KINSHIP, a Phase 2 clinical trial of AQX-1125 in atopic dermatitis. Target enrollment in the KINSHIP trial was achieved in early May 2015. Aquinox now anticipates top line data from the KINSHIP trial earlier than previously guided, now expected in Q4 2015. KINSHIP is designed to evaluate the safety and efficacy of AQX-1125 in approximately 50 mild to moderate atopic dermatitis patients.

Announced Top Line Results from FLAGSHIP, a Phase 2 clinical trial of AQX-1125 in chronic obstructive pulmonary disease (COPD) exacerbations. Top line results from the FLAGSHIP trial were reported on July 9, 2015, showing AQX-1125 provided no benefit to COPD patients with frequent exacerbations compared to placebo. Aquinox is currently not planning further development of AQX-1125 as a potential treatment for COPD.

Additional Development Activities. Aquinox is reallocating resources to high priority activities to support potential future registration and planned pivotal clinical trials with AQX-1125 in BPS/IC. Consequently, Aquinox is deferring the initiation of its Phase 2 trial in chronic rhinosinusitis with nasal polyps.

Summary of Financial Results

Cash Position. Cash, cash equivalents and investments totaled $29.0 million as of June 30, 2015, compared to $41.1 million as of December 31, 2014. This decrease was primarily driven by the advancement of AQX-1125 through the FLAGSHIP, LEADERSHIP and KINSHIP clinical trials. Aquinox expects its cash, cash equivalents and short-term investments to be sufficient to continue its operations and fund currently planned activities through the second quarter of 2016.

R&D Expenses. Research and development expenses for the second quarter of 2015 declined to $3.6 million from $4.6 million in the second quarter of 2014. The decline was the result of reduced expenditures as we approached the completion of the LEADERSHIP and FLAGSHIP trials.

G&A Expenses. General and administrative expenses of $1.2 million for the second quarter of 2015 were similar to the $1.1 million of general and administrative expenses for the second quarter 2014.

Net Loss. Net loss for the second quarter of 2015 was $4.8 million compared to a net loss of $5.4 million for the second quarter of 2014. This decline in net loss reflected the decrease in research and development expenses.

About the LEADERSHIP trial

The LEADERSHIP trial was a multicenter, randomized (1:1), double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of 200 mg oral, once daily AQX-1125 to reduce pain in female patients with bladder pain syndrome/interstitial cystitis (BPS/IC). The primary endpoint was to measure the difference in the change from baseline in the mean daily bladder pain score based on an 11-point numeric rating scale (NRS) at six weeks recorded by electronic diary. The trial was initiated in July of 2013 and conducted at investigative sites across Canada and the United States. A total of 69 subjects were enrolled. For more information on the LEADERSHIP trial, please visit www.clinicaltrials.gov.

About Bladder Pain Syndrome/Interstitial Cystitis (BPS/IC)

BPS/IC is a chronic inflammatory bladder disease characterized by pelvic pain and increased urinary urgency and/or frequency. For many sufferers, these symptoms are severe and adversely affect all major aspects of their lives, including overall physical and emotional health, employment, social and intimate relationships, and leisure activities. While the cause of the disease remains largely unknown, erosion of the bladder lining is thought to be a significant contributor. BPS/IC is estimated to affect between 5 and 12 million people in the United States. Most BPS/IC patients continue to suffer this debilitating condition, despite treatment with existing therapies. Most current therapies and those in development are focused solely on symptomatic relief of BPS/IC. Aquinox believes new and innovative therapies that target the underlying disease in order to reduce the chronic pain and urinary symptoms are needed.

About the KINSHIP Trial

The KINSHIP trial is a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of AQX-1125 to reduce characteristic symptoms in approximately 50 patients with mild to moderate atopic dermatitis. The primary endpoint of the KINSHIP trial is change from baseline in Total Lesion Symptom Score after 12 weeks of treatment. The trial is being conducted at investigative sites across Canada. For more information on the KINSHIP trial, please visit www.clinicaltrials.gov.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties in multiple preclinical studies and clinical trials. Aquinox is currently developing AQX-1125 as an oral, once daily treatment in bladder pain syndrome/interstitial cystitis. In addition, Aquinox is exploring AQX-1125 for atopic dermatitis in its ongoing KINSHIP Phase 2 trial with top line data expected in Q4 2015.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the timing of availability of our top-line data in our KINSHIP trial; the planning for and timing of pivotal clinical trials in BPS/IC; potential market opportunities for AQX-1125; and our anticipated cash position. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; and our expectations regarding the potential safety, efficacy or clinical utility of AQX- 1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report Form 10-Q for the quarter ended June 30, 2015 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info:

Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Communications Contact:

Heather Savelle

Vice President

MacDougall Biomedical Communications

781.235.3060

aquinox@macbiocom.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated balance sheets

(Unaudited) (Expressed in thousands of U.S. dollars)

	JUNE 30, 2015	DECEMBER 31, 2014
Assets
Cash, cash equivalents and investments	$29,025	$41,100
Other current assets	737	204
Other long-term assets	97	118

Total assets	$29,859	$41,422

Liabilities
Current liabilities	$3,983	$5,203
Non-current liabilities	66	72

Total liabilities	$4,049	$5,275

Stockholders’ equity (deficit)	25,810	36,147

Total liabilities and stockholders’ equity	$29,859	$41,422

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated statements of operations

(Unaudited) (Expressed in thousands of U.S. dollars, except per share and share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2015	2014	2015	2014
Operating expenses
Research and development	$3,619	$4,551	$8,186	$6,431
General and administrative	1,173	1,081	2,646	1,816

Total operating expenses	4,792	5,632	10,832	8,247

Other income (expenses)
Bank charges and financing costs	(5)	(2)	(10)	(456)
Change in fair value of derivative liabilities	13	14	6	928
Amortization and extinguishment of remaining discount on preferred shares upon conversion of preferred shares	—	—	—	(1,884)
Other income (expenses)	34	196	(326)	6

	42	208	(330)	(1,406)

Net loss before income taxes	(4,750)	(5,424)	(11,162)	(9,653)

Net loss	$(4,750)	$(5,424)	$(11,162)	$(9,653)

Net loss per common stock - basic and diluted	$(0.44)	$(0.51)	$(1.04)	$(1.43)

Basic and diluted weighted average common stock outstanding	10,723,584	10,675,260	10,717,808	6,606,091